Exhibit 10.67

ADVISOR AGREEMENT

This ADVISOR AGREEMENT (the “Agreement”) dated November 24, 2015 is effective as of January 1, 2016 (the “Effective Date”) between Comcast Corporation (“Company”) and Michael J. Angelakis (“Senior Advisor”).

BACKGROUND

WHEREAS, Company desires that Senior Advisor provide certain advice to Company;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Senior Advisor, and Senior Advisor hereby agrees to be retained by Company, to provide business and strategic advice to the Company’s senior management from time to time as reasonably requested (the “Services”).

2. Term; Termination.

(a) The term of this Agreement (the “Term”) shall run from the Effective Date until the earlier of (i) Senior Advisor ceasing to serve as chief executive officer of Atairos Group, Inc. or lead investment professional of Atairos Management, L.P. and (ii) the occurrence of a “Wind-Up Event” (as defined in the Shareholders Agreement, dated as of the date hereof and effective as of January 1, 2016, among Atairos Group, Inc., the Company and the other parties thereto); provided, however, that either party shall have the right to terminate this Agreement in the event of a breach by the other party, which if capable of being cured, is not cured by the breaching party within ten (10) business days of receipt of notice of such breach.

(b) Upon termination of this Agreement (whether by expiration of the Term or termination by either party for breach), neither party shall have any obligation or liability hereunder except with respect to any accrued rights under this Agreement. Company’s rights in and to any Deliverables, as defined below, as well as the provisions of Sections 3 through 8, shall survive the termination of this Agreement.

3. Fee; Expenses.

(a) As consideration for the Services, Company shall pay to Senior Advisor a fee of One Hundred Thousand Dollars ($100,000) per calendar year, payable in equal monthly installments in arrears.

(b) Senior Advisor shall be entitled to reimbursement for Senior Advisor’s reasonable travel and other out-of-pocket expenses incurred in the performance of the Services. Company shall make such reimbursements upon submission to and approval of reasonable supporting documentation of such expenses, in accordance with Company policy.

4. Independent Contractor. This Agreement is intended to create an independent contractor relationship between the parties for purposes of Federal, state and local law. Senior Advisor is not entitled to any benefits to which employees of Company may be entitled. Company will not withhold any taxes from any amounts payable to Senior Advisor under this Agreement and will not make any contributions on behalf of or for the benefit of Senior Advisor. Nothing in this Agreement will be construed or implied to create a relationship of agency, partner, affiliate, joint employer or joint venturer. Neither Company nor Senior Advisor will have the power or authority to act for the other in any manner or to create obligations or debts which would be binding on the other. Neither Company nor Senior Advisor will be responsible for any obligation of the other or be responsible for any act or omission of the other.

5. Confidential Information.

(a) Confidential Information shall mean confidential or proprietary information relating to the Company and its businesses, that is disclosed by Company to Senior Advisor, including without limitation, information regarding Company’s strategy, business plans, reports, studies, financial condition, intellectual property, operations, work products, identity of suppliers, subscribers, employees and agents, and other information. Confidential Information shall not including information which: (i) is or becomes public knowledge without any action by, or involvement of, Senior Advisor; (ii) is disclosed by Senior Advisor with the prior written approval of Company; or (iii) is disclosed pursuant to or as required by applicable law or regulation, including pursuant to any judicial or governmental order, provided that Senior Advisor gives Company sufficient prior notice to contest such order. Senior Advisor agrees not to use the Confidential Information other than in connection with providing the Services. Senior Advisor further agrees to maintain the confidentiality of Confidential Information and not to disclose, or permit any third party or entity access to, the Confidential Information (or any portion thereof) without prior written permission of Company (except such disclosure or access which is required to perform any obligations under this Agreement or which is required by applicable law or regulation).

(b) Notwithstanding anything to the contrary in this Agreement, Senior Advisor acknowledges that nothing in this Agreement prohibits Senior Advisor from reporting possible violations of law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002) or requires Senior Advisor to notify Company or any of its affiliates of any such report.

6. Intellectual Property Rights. Senior Advisor hereby agrees that, as between Company and Senior Advisor, Company will own all intellectual property rights in any deliverables, materials or inventions prepared in connection with the Services (the “Deliverables”) and Confidential Information, including without limitation, all corrections, modifications and derivative works to such Deliverables. Senior Advisor hereby acknowledges that the Deliverables are specially ordered or commissioned by Company and shall be considered works made for hire as such term is defined in the United States Copyright Act of 1976. Company shall be considered the author for purposes of copyright and shall own all copyright rights in the

Deliverables. To the extent that any copyrights or other intellectual property rights in the Deliverables do not vest in Company as a work made for hire, Senior Advisor hereby assigns to Company all intellectual property rights he may now or hereafter possess in the Deliverables and agrees to execute all documents consistent with this Agreement, and take all reasonable actions that may be necessary to confirm such intellectual property rights. Senior Advisor agrees that Company shall have the right to sue or exploit and edit the Deliverables in whole or in part in any and all media known or hereafter devised throughout the world in perpetuity without restriction and including the right to license or assign such rights to any third party in Company’s sole discretion.

7. Representations and Warranties; Indemnifications.

(a) Each party hereby represents and warrants that it or he (as applicable) has the right to enter into and perform this Agreement.

(b) To the fullest extent permitted by law, each party shall, at its own expense, defend, indemnify and hold harmless the other party (including in the case of Company, its controlled affiliates and their successors and their respective officers, directors, employees, agents and licensees) from and against any and all allegations asserted in any claim, investigation, demand, suit, cause of action, or proceeding to the extent arising from, in connection with or related to any breach of this Agreement by the indemnifying party (including in the case of Senior Advisor, any failure to comply with the provisions of Section 5(a)) or any failure by the indemnifying party to comply with any applicable law.

(c) To the fullest extent permitted by law, Company shall indemnify, and provide for advancement of expenses to, Senior Advisor as contemplated by Article 7 of the Amended and Restated By-Laws of Comcast Corporation dated as of May 13, 2009 (the “Bylaws”) as though Senior Advisor were an “Indemnitee” (as defined in the Bylaws) and Senior Advisor’s service as Senior Advisor were a “Covered Capacity” (as defined in the Bylaws).

8. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles. Any claim or controversy arising out of or relating to this Agreement shall be brought exclusively in federal or state court located in Philadelphia, Pennsylvania and the parties hereby consent to personal jurisdiction and venue in such court.

(b) Waiver. No failure or delay on the part of any party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any right hereunder shall preclude any other or further exercise of any other right. No waiver of any right hereunder will be effective unless given in writing.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement shall be effective unless in writing signed by the parties.

(d) Notices. All notices, demands, requests or other communications given under this Agreement shall be in writing and be given by personal delivery, certified mail, return receipt requested, or nationally recognized overnight courier service to the address set forth below or as may subsequently in writing be requested.

If to Senior Advisor:	If to Company:
Michael J. Angelakis	Comcast Corporation
40 Morris Avenue	One Comcast Center
Bryn Mawr, PA 19010	Philadelphia, PA 19103
Attention: General Counsel

(e) Subcontractors; Assignment. Senior Advisor shall not subcontract any of the Services to be performed hereunder without Company’s prior written consent. Senior Advisor shall not assign this Agreement without the prior written consent of Company. Company shall not assign this Agreement without the prior written consent of Senior Advisor, which shall not be unreasonably withheld.

(f) Publicity. Senior Advisor shall not use any trademarks, service marks, trade names, or other names or logos of Company in any advertising or publicity and, subject to the provisions of Section 5(a)(iii), shall not issue any public statement concerning this Agreement or the Services without the prior written consent of Company. Neither party shall issue any press releases or, subject to the provisions of Section 5(a)(iii), approve any publicity related to this Agreement without the prior approval of the other party.

(g) Company Property. All files, records, documents, and other materials relating to the business of Company, whether prepared by Senior Advisor during the term of this Agreement or otherwise coming into his possession during the term of this Agreement, in either case in relation to the performance of the Services or the matters contemplated by this Agreement, shall remain the property of Company during the term of this Agreement and thereafter. Upon termination of this Agreement for any reason, Senior Advisor shall promptly return to Company all such materials and all copies thereof to Company.

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IN WITNESS WHEREOF, the parties have entered into this Advisor Agreement effective as of the Effective Date.

Comcast Corporation		Michael J. Angelakis

By:	/s/ Arthur R. Block	/s/ Michael J. Angelakis
Name:	Arthur R. Block
Title:	Executive Vice President

Signature Page to Advisor Agreement